                                                                    Exhibit 21.1

Subsidiaries of the Company, Kilovac and Kilovac International
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The Company
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Kilovac Corporation, a California corporation
Electro-Mech S.A., a Mexican corporation

Kilovac
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Kilovac International, Inc., a California corporation
Kilovac International FSC Ltd., Inc., a Jamaican corporation

Kilovac International
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None